                                                                    EXHIBIT 99.1

NEWS RELEASE                                                     [WILLIAMS LOGO]

NYSE: WEG

--------------------------------------------------------------------------------


DATE:         April 25, 2002


CONTACT:      Kelly Swan                         Paula Farrell
              Media Relations                    Investor Relations
              (918) 573-6932                     (918) 573-9233
              kelly.swan@williams.com            paula.farrell@williams.com

       WILLIAMS ENERGY PARTNERS REPORTS INCREASE IN FIRST-QUARTER EARNINGS

         TULSA, Okla. - Williams Energy Partners L.P. (NYSE:WEG) today reported earnings for the first quarter ending March 31, 2002. Net income for the most recent quarter was $8.5 million, or 72 cents per unit on a fully diluted basis, compared with $3.9 million in the 2001 quarter.

         The $4.6 million increase in net income was principally due to significantly higher ammonia pipeline shipments and the acquisition of two inland terminals in Little Rock, Ark., in June 2001 and a marine facility in Gibson, La., last October.

         The partnership also generated additional earnings this year from the Aux Sable natural gas liquids pipeline acquisition that occurred in December 2001 and initiation of service to Southwest Airlines at Dallas Love Field.

         Changes related to the partnership's initial public offering in February 2001 also contributed to higher 2002 earnings, including the retirement of debt that lowered interest costs and the lack of income taxes because of the partnership structure. Interest costs further decreased because of a lower interest rate environment in the 2002 quarter. Prior to the initial public offering, the assets were held by Williams (NYSE:WMB).

           "Our earnings have directly benefited from our active pursuit of acquisitions that increase our distributable cash flow. This activity has helped increase our distribution growth by almost 17 percent over the past four quarters," said Phil Wright, president.

           "Looking ahead, we expect earnings and cash flow for the second quarter to continue to grow at a healthy rate as we begin to realize the results expected from Williams Pipe Line, which we acquired this month," Wright added.

         Operating profit for the first quarter increased $2.7 million from $6.8 million in 2001 to $9.5 million in 2002. The increase was primarily due to higher ammonia volumes and the operating results of the Gibson and Little Rock terminals.


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PAGE 2/2 WILLIAMS ENERGY PARTNERS REPORTS INCREASE IN FIRST-QUARTER EARNINGS

         The average number of common and subordinated units outstanding for the 2002 quarter was 11.4 million.

         An investor conference with management regarding first-quarter results is scheduled today at 2 p.m. Eastern. A webcast will be available at www.williams.com/weg/weg_news.html. To participate by phone, call (800) 289-0572 and provide code 751826. International callers may dial (913) 981-5543 and provide the same code.

         Audio replays of the conference call will be available from 5 p.m. Eastern on April 25 through midnight on May 2. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The access replay code is also 751826.

           Williams Energy Partners' asset portfolio includes the newly acquired 6,700-mile refined products pipeline and 39 associated distribution terminals, five marine petroleum product terminals located along the Gulf Coast and New York Harbor, 25 inland terminals that form a distribution network for gasoline and other refined petroleum products throughout the southeastern United States and an 1,100-mile ammonia pipeline and terminals system that extends from Texas and Oklahoma to Minnesota.

ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership is engaged principally in the transportation, storage and distribution of refined petroleum products and ammonia. The general partner of WEG is a unit of Williams (NYSE:WMB), which specializes in a broad array of energy-related services, including energy marketing and trading and natural gas pipeline transportation.

                                       ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's Form 10-K for the year 2001 filed with the Securities and Exchange Commission.

                          WILLIAMS ENERGY PARTNERS L.P.
                        CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                   (UNAUDITED)

                                                                                    THREE MONTHS ENDED
                                                                                         MARCH 31,
                                                                                   -------------------
                                                                                     2002       2001
                                                                                   --------   --------

Revenues:
   Third party .................................................................   $ 19,921   $ 16,233
   Affiliate ...................................................................      4,301      4,053
                                                                                   --------   --------
     Total revenues ............................................................     24,222     20,286
Costs and expenses:
   Operating ...................................................................      8,557      8,120
   Depreciation and amortization ...............................................      2,908      3,106
   Affiliate general and administrative ........................................      3,228      2,283
                                                                                   --------   --------
     Total costs and expenses ..................................................     14,693     13,509
                                                                                   --------   --------
Operating profit ...............................................................      9,529      6,777
Interest expense:
   Affiliate interest expense ..................................................         --      1,843
   Other interest expense ......................................................        906        835
Other expense ..................................................................        116          8
                                                                                   --------   --------
Income before income taxes .....................................................      8,507      4,091
Provision for income taxes .....................................................         --        187
                                                                                   --------   --------
Net income .....................................................................   $  8,507   $  3,904
                                                                                   ========   ========

Allocation of 2001 net income:
   Portion applicable to the period January 1 through February 9, 2001 .........              $    304
   Portion applicable to the period February 10 through March 31, 2001 .........                 3,600
                                                                                              --------
     Net income ................................................................              $  3,904
                                                                                              ========

General partner's interest in net income applicable to the three months
   ended March 31, 2002 and the period February 10 through March 31, 2001 ......   $    242   $     72
                                                                                   ========   ========

Limited partners' interest in net income applicable to the three months
   ended March 31, 2002 and the period February 10 through March 31, 2001 ......   $  8,265   $  3,528
                                                                                   ========   ========

Basic net income per limited partner unit ......................................   $   0.73   $   0.31
                                                                                   ========   ========

Weighted average number of limited partner units outstanding used for basic
   net income per unit calculation .............................................     11,359     11,359
                                                                                   ========   ========

Diluted net income per limited partner unit ....................................   $   0.72   $   0.31
                                                                                   ========   ========

Weighted average number of limited partner units outstanding used for
   diluted net income per unit calculation .....................................     11,407     11,359
                                                                                   ========   ========

                          WILLIAMS ENERGY PARTNERS L.P.
                              OPERATING STATISTICS


                                                                       1ST QUARTER        1ST QUARTER
                                                                          2002                2001
                                                                       -----------        -----------
  PETROLEUM PRODUCT TERMINALS:

    Marine terminal average storage capacity utilized per month
       (million barrels)                                                  16.0                15.2

    Marine terminal throughput (million barrels)                           5.0                3.3

    Inland terminal throughput (million barrels)                          13.9               11.7

  AMMONIA PIPELINE SYSTEM:

    Volume shipped (thousand tons)                                         257                160